AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.


                             ARTICLES SUPPLEMENTARY

         AMERICAN CENTURY VARIABLE PORTFOLIOS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

         SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-605(a)(4) of the Maryland General Corporation Law, the Board of Directors of the Corporation has renamed the duly established and allocated series of the Corporation's stock as follows:

         New Series Name                                      Prior Series Name
         ---------------                                      -----------------
American Century VP Value                                     TCI Value
American Century VP International                             TCI International
American Century VP Capital Appreciation                      TCI Growth
American Century VP Balanced                                  TCI Balanced
American Century VP Advantage                                 TCI Advantage

The name changes shall be effective on May 1, 1997.

         THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any Series or Class or any unissued shares that have not been allocated to a Series or Class, and to fix or alter all terms thereof, to the full extent provided by the Articles of Incorporation of the Corporation.

         FOURTH: A description of the series and classes of shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Articles of Incorporation of the Corporation and is not changed by these Articles Supplementary, except with respect to the creation and/or designation of the various Series.

         FIFTH:   The  Board  of  Directors  of  the  Corporation  duly  adopted resolutions renaming the Series, as set forth in Article SECOND.

         IN WITNESS WHEREOF, AMERICAN CENTURY VARIABLE PORTFOLIOS, INC. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and its corporate seal to be hereunto affixed and attested to by its Secretary on this 1st day of May, 1997.

                                                      AMERICAN CENTURY VARIABLE
ATTEST:                                               PORTFOLIOS, INC.


/s/ Charles A. Etherington                            /s/ Patrick A. Looby
Name:    Charles A. Etherington                       Name:    Patrick A. Looby
Title:   Assistant Secretary                          Title:   Vice President

         THE UNDERSIGNED Vice President of AMERICAN CENTURY VARIABLE PORTFOLIOS, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.



Dated:  May 1, 1997                             /s/ Patrick A. Looby
                                                Patrick A. Looby, Vice President